Exhibit 1

Media Release

9 August 2007

BT: NEW GROWTH VEHICLE FOR FUNDS MANAGEMENT

Westpac’s wealth and superannuation business, BT Financial Group, today announced its intention to create a new listed company to secure and grow its position in funds management.

This initiative will underpin BT Investment Management’s growth strategy by bolstering its ability to retain and attract a leading investment management team, deliver investment performance to clients and drive the financial performance of the business.

Funds management is central to Westpac and BT’s superannuation and wealth strategy and the new listed vehicle will provide an innovative solution to ensuring the interests of portfolio managers and customers are further aligned.

The new company is anticipated to be listed on the ASX, through a partial IPO. Westpac/BT Financial Group will retain a majority stake in the new listed company, with equity also held by BT investment professionals, institutions and Westpac shareholders.

At launch, the company is expected to contain BT Investment Management largely in its current form and with the current investment team. The business is Australia’s 7th largest fund manager with $40bn under management. It represents approximately 10 per cent of BT Financial Group earnings and less than one per cent of Westpac’s overall earnings.

The move recognises a fundamental structural transition taking place globally in funds management with customers increasingly differentiating the “alpha” (above market) and “beta” (at market) components of their portfolios.

For “high alpha” managers, where BT is focused, success is largely dependent on creating an attractive environment and the right conditions for the investment professionals responsible for delivering returns.

Westpac’s CEO, David Morgan said today’s announcement is the next step in the Group’s wealth management strategy.

“We’ve built a leading wealth business in BT and over the past five years it has become a growth engine for Westpac. Successfully meeting the wealth and superannuation needs of our customers is a central plank of the Bank’s strategy.

“Today’s announcement is an important step in maintaining our strong position in funds management and this innovative solution will ensure that BT can continue to provide strong returns across its funds,” Dr Morgan said.

Commenting that the public listing with majority ownership by Westpac is good news for clients and staff, BT Financial Group CEO, Rob Coombe said the move would better align the interests of customers and employees.

“We have a long and proud investment tradition and consider funds management a critical aspect of our wealth management offering,” said Mr Coombe. “But you can’t stand still in this rapidly evolving market and this new ownership structure for funds management will put us in a strong position to ensure we can continue meeting client needs well into the future.

“Importantly our customers will benefit in the long term from a business structure which best supports the retention and attraction of the market’s best investment professionals.

“This move will give our team the benefits of being part of a large corporate group combined with the autonomy of a listed boutique investment house,” Mr Coombe said.

The new listed entity will be BT branded, with the current leader of the business, Dirk Morris, as CEO.

BT Financial Group’s wealth management business also includes financial advice, insurance, private banking and customer solutions which is responsible for wrap platforms and BT’s suite of retail investment, superannuation and retirement products, none of which will be involved in this transaction.

Overview of the Offer

It is currently intended that the BT Investment Management offer will be structured in two parts including a retail offer — available to Westpac ordinary shareholders - as well as an institutional offer. There will be no general public offer. Applications for shares will only be made by completing application forms in, or accompanying, the prospectus for the offer; this is currently being prepared and will include details of the partial separation and the relevant financial information.

The final price for shares will be determined via the institutional bookbuild.

Caliburn is advising Westpac on the transaction.

The IPO is expected to occur towards the end of this calendar year or early 2008, subject to market conditions.

ends

For further information

Kylie Smith      David Lording
Media Relations     Media Relations
BT Financial Group     Westpac
Ph: 02 8253 6195     Ph: 02 8253 3510